Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports Third Quarter 2006 Results

SALT LAKE CITY, UTAH, November 13, 2006, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today reported financial results in its Form 10-Q filing for the third quarter ended September 29, 2006.

Sales for the third quarter were $4.4 million, up 5.6% from sales of $4.2 million in the third quarter of 2005 adjusted on a continuing operations basis. Although the overall result for the first nine months, after the gain realized on sale of the Company’s simulation business, was net income of $26.3 million, there was a net loss from continuing operations in the third quarter of $1.8 million or $0.16 per share, compared to net loss of $1.6 million or $0.15 per share, in the same quarter of 2005.  Backlog for the third quarter was $22.0 million up 10% from the second quarter and 33% from December 31, 2005.

Comments from David H. Bateman, President and Chief Executive Officer: “The third quarter of this year was a period of transition for E&S. Activity was focused on implementing improvements in our laser projector product.  Additionally, we hosted 70 people representing the Digistar Users Group followed by a week of key meetings and demonstrations of our laser projector for potential customers.  Both of these activities were a major success and reflected continued and enthusiastic responses from both of these groups.  We also spent considerable time supporting the highly successful reopening of the Griffith Observatory after a comprehensive four year facility renovation, featuring our Digistar Laser system and a Spitz dome.

Within our ongoing operations, results for the quarter were somewhat improved over the second quarter, and still reflected increased expense as we complete the development and transition to production of the laser projector.  This transition included costs to support late stage pre-production projectors that were delivered to support existing customers.  We are currently receiving and incorporating the improved laser components necessary for completing our production deliveries.  The ramp up of these improvements will continue through the fourth quarter with significant deliveries of these improved products occurring in the first quarter of 2007.

 Orders for both Digital Theater and Spitz improved in the quarter and we expect to see this trend continue in the fourth quarter.  Revenues for Digital Theater have been impacted by previously discussed delays in delivery and acceptance of our laser projectors.  Some improvement will be seen in the fourth quarter with the majority of the deliveries and acceptances being realized in the first and second quarters of next year.

With the continuing successful integration of Spitz into our business, improvements in production and performance of our laser projector, increased customer interest, and the potential new areas for our laser technology, we remain confident and positive for the future direction of the company.”

Comments from David J. Coghlan, Chairman of the Board: “Evans & Sutherland has been through a major restructuring during the current financial year, involving the sale of its primary business in simulation visual systems, the acquisition of Spitz to increase its market position in digital theaters, and a number of management changes. The Company has also continued to invest substantial sums in research and development for its laser projection activities.

E&S now comprises two areas of business:

(i)                                     Digital Theater (including E&S and Spitz), which we believe to be the global market leader in the design, supply and service of planetariums and similar dome-based entertainment and educational theaters for the projection of computer-generated shows; and

(ii)                                  Advanced Displays, which develops high technology laser projection systems for planetariums, flight simulators and potentially wider markets.

In 2005, E&S’ digital theater business (excluding Spitz) had sales of $14.9 million on which it generated gross profit of $6.5 million. In its fiscal year to 31 January 2006, Spitz recorded sales of $11.5 million and gross profit of $2.8 million. E&S’ management believes that the worldwide market for digital theaters is around $65 million per year, of which the combined E&S/Spitz has the leading market share.

Both sales and gross profits in Digital Theater (excluding Spitz) are expected to be lower in the current year compared with 2005, due primarily to delayed completion of development of the Company’s laser projector and hence delayed deliveries to customers and increased costs. Management expects that this position will be recovered in 2007.

The Advanced Displays business was set up in 1997 to develop what the Company regards as the unique potential of laser projection technology in producing high-resolution displays of moving images. The primary target markets were initially E&S’ own markets in flight simulators and digital planetariums. The Company has also been working to establish additional applications outside these areas.

Over the past nine years, E&S has spent around $30 million on research and development of the laser projection technology, of which $5.6 million was incurred in 2005 and a further $4.2 million in the first nine months of 2006. This R&D has focused on two elements: core laser development, and light modulation technology that turns the laser light into displayed images. The work has resulted in a portfolio of patents and other intellectual property in both areas, as well as laser projector products that have been sold to planetarium and simulation customers.

Although delays have been experienced, and are to some extent continuing, working laser projector systems are now in service with a small number of high profile planetariums, as well as with the US Air Force. There are still some risks in completing production versions of the product within predicted costs and timescales, but the Company believes these are of lesser order than the development risks that have already been overcome.

Management is therefore confident that E&S laser projectors will be successful in capturing a significant and valuable share of their primary target markets, particularly at the high end of planetariums and simulators where image quality and reduced through-life costs are important purchase criteria. These are, however, specialized and relatively small markets.

Less clear at the moment, but of great significance to the ultimate value and future direction of E&S, is the extent to which the Company succeeds in capitalizing on its proprietary laser projector technology in other, much larger markets. There has been some progress on this in recent months. Firstly, early-stage discussions are taking place with potential partners on licensing E&S’ core laser technology, with so far quite encouraging results. Secondly, management believes, supported by independent advice, that E&S’ light modulation and laser projection systems technology is inherently well-suited for use in consumer and professional high-definition television (HDTV) projection systems of the sort that are expected to appear in products coming to market in late 2008. Work is underway to prove out this belief and to find the consumer electronics partners that would be needed to commercialize the opportunity. The rewards of success in this field would clearly be large, but the outcome is still uncertain at this stage.

E&S’ immediate objectives are to:

•                              Complete contracted customer deliveries of laser projection systems for Digital Theater and simulation with minimal further delay

•                              Complete integration of Spitz into Digital Theater, focusing on cost control and incremental market share gains

•                              Pursue the rapid commercialization of E&S’ laser projector technology in wider markets through partnerships and intellectual property licensing

•                              Continue reducing corporate overheads to the minimum necessary.

The recent sale of E&S’ mature but loss-making simulation business was a necessary step in restoring the Company to health and prosperity. It is unlikely to be in itself a sufficient one. The Board is in the process of evaluating the full range of options available to maximize value to shareholders and we will report further on this in the first quarter next year. We also look forward to reporting on underlying financial progress in both areas of the Company’s business consistent with the above objectives.”

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to successfully integrate the Spitz business; the ability to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; delays market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except share and per share data)

Unaudited

	Three Months Ended		Nine Months Ended
	September 29, 2006	September 30, 2005	September 29, 2006	September 30, 2005
Sales	$4,427	$4,190	$10,740	$11,215
Cost of sales	2,808	2,493	7,341	5,994
Gross profit	1,619	1,697	3,399	5,221

Expenses:
Selling, general and administrative	3,345	1,374	7,807	3,525
Research and development	2,059	1,747	6,598	4,615
Restructuring charge	—	—	—	135
Operating expenses	5,404	3,121	14,405	8,275
Gain on assets held for sale	389
Operating loss	(3,396)	(1,424)	(10,617)	(3,054)
Other income (expense), net	433	(126)	90	379
Loss from continuing operations before income taxes	(2,963)	(1,550)	(10,527)	(2,675)
Income tax benefit	1,187	—	3,961	—
Net loss from continuing operations	(1,776)	(1,550)	(6,566)	(2,675)
Loss from discontinued operations, net of tax	17	312	(4,390)	(6,035)
Gain (loss) on sale of discontinued operations, net of tax	(1,205)	—	37,259	—
Net income (loss) from discontinued operations	(1,188)	312	32,869	(6,035)
Net income (loss)	$(2,964)	$(1,238)	$26,303	$(8,710)

Net income (loss) per common share::

Loss form continuing operations: basic and diluted	$(0.16)	$(0.15)	$(0.61)	$(0.25)
Net income (loss) from discontinued basic and diluted	$(0.11)	$0.03	$3.06	$(0.57)
Net income (loss): basic and diluted	$(0.27)	$(0.12)	$2.45	$(0.83)

Weighted average common shares outstanding:
Basic and diluted	10,997	10,525	10,749	10,520

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION

(In thousands)

Unaudited

	September 29, 2006	December 31, 2005
Assets
Cash and restricted cash	$19,390	$15,705
Net receivables, billed and unbilled	8,410	4,066
Inventories	5,958	1,886
Net property, plant and equipment	12,404	6,631
Other assets	12,531	4,244
Assets related to discontinued operations	—	35,518
Total assets	$58,693	$68,050

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$8,028	$10,383
Other liabilities	26,990	48,313
Liabilities related to discontinued operations	—	15,809
Stockholders’ equity (deficit)	23,675	(6,455)
Total liabilities and stockholders’ equity (deficit)	$58,693	$68,050

BACKLOG

(In thousands)

Unaudited

June 30, 2006	December 31, 2005
$22,035	$16,548

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:
David H. Bateman
President and CEO
Evans & Sutherland
770 Komas Drive, Salt Lake City, UT 84108
801-588-1674
dbateman@es.com